Exhibit 99.1

Paysign Reports Full Year 2019 Financial Results

2019 Revenue up 48% to a Record $34.7 Million, Drives Record Net Income of $7.5 Million, an increase of 188%, and Adjusted EBITDA of $10.1 Million, an increase of 106%

HENDERSON, Nev.--(BUSINESS WIRE)--April 3, 2020--Paysign, Inc. (NASDAQ: PAYS), a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government applications, today reported financial results for the full year ended December 31, 2019.

Financial Highlights

•	Revenues for the year ended December 31, 2019 were $34.7 million, an increase of 48% compared to $23.4 million for the prior year.
•	Gross profit increased 69% to $19.2 million, or 56% of revenues, compared to $11.4 million, or 49% of revenues, in 2018.
•	Total operating expenses were $13.1 million compared to $8.9 million for the prior year.
•	Net Income attributable to Paysign was $7.5 million, an increase of 188% compared to $2.6 million for the prior year. Earnings per basic share was $0.16 versus $0.06 for the prior year.
•	Non-GAAP Adjusted EBITDA was $10.1 million, an increase of 106% compared to $4.9 million in 2018. Non-GAAP Fully Diluted EPS was $0.19 as compared to $0.09 for the prior year.
•	Our revenue conversion rate of gross dollar volume loaded on cards was 4.04%, or 404 bps, in 2019 compared to 3.77%, or 377 bps, in the prior year.

2020 Financial Guidance

•	Although the company has not determined there to be any material adverse impact from the COVID-19 outbreak to date, the company has determined to refrain from providing 2020 financial guidance at this time, to allow for further evaluation.

2019 Financial Results

2019 revenues grew 48% vs. 2018, but were below management’s guidance. This shortfall was primarily due to both lower spending and a lower revenue conversion rate for dollars loaded to cards on the plasma centers onboarded in late September 2019.

Revenues for the year ended December 31, 2019 were $34,666,653, an increase of $11,242,978 compared to the year ended December 31, 2018, when revenues were $23,423,675. The increase in revenue of 48% was primarily due to an increase in the number of new corporate incentive prepaid card programs and growth within our existing programs.

Cost of revenues was $15,425,178, an increase of $3,398,726 compared to 2018, when cost of revenues was $12,026,452. Cost of revenues was 44% and 51% of total revenues in 2019 and 2018, respectively. Our improvement to this ratio was due to a favorable client mix.

Selling, general and administrative expenses (“SG&A”) were $11,656,681, an increase of $3,821,607 compared to 2018, when selling, general and administrative expenses were $7,835,074. The increase in SG&A was primarily attributable to additions to technologies, sales, operations and leadership positions, as well as an increase in stock- based compensation.

Net income attributable to Paysign, Inc. was $7,454,319 as compared to net income attributable to Paysign, Inc. of $2,588,054 in 2018, which represents an increase of $4,866,265, or 188%. The significant overall improvement in net income is attributable to the aforementioned factors.

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Coronavirus Disease Update

“As the Coronavirus Disease (“COVID-19”) continues to expand within the United States and around the world, our highest priority remains the safety of our employees, cardholders and customers,” said Mark Newcomer, President and Chief Executive Officer Paysign. “We have taken immediate actions to protect our people, customers and business. With the mission-critical nature of our business, it was imperative that we execute our contingency plans to ensure business continuity as many of our clients are deemed critical infrastructure and remain open for source plasma collection or serve the critical health needs of the general public. We have implemented measures to manage potential disruptions and maintain real-time communication across our entire organization and with our clients and cardholders. To date, we have not had any work stoppages. Further, as of this time, we have not had any employees who have tested positive for COVID-19,” continued Mr. Newcomer.

”Although we are not currently seeing any significant disruptions to our operations, we are aware of the potential disruptions beyond our control, and we will continue to monitor this situation very closely,” Mr. Newcomer continued. “We believe we are well-prepared to ensure continuity of service to our clients and cardholders during this uncertain period. We remain committed to keeping our people safe and addressing our customers’ needs.”

Management Commentary

“Overall, we are pleased with the company’s full year revenue and earnings growth. However, we are certainly disappointed with the fourth quarter’s performance and its contribution to missing our full year revenue guidance. We remain enthusiastic about the long-term trajectory of the company, and continue to focus on maximizing shareholder value,” said Mr. Newcomer. “We expect continued growth in both revenue and net income in 2020, as source plasma collection has been deemed critical infrastructure, and we do not anticipate a decline in the demand for pharmaceutical patient affordability products. In 2019, we expanded our footprint in pharmaceutical payment solutions to include additional patient affordability products and services. As a result, we have established a Patient Affordability Division that offers our established pharmaceutical payments as well as new products and services that go beyond our traditional pharmaceutical payment cards.”

“With continued plasma and pharma strength, expansion into new industry verticals, and the launch of new products, the company expects to see continued revenue and earnings growth in 2020, and similar gross margins to 2019,” stated Mark Attinger, Chief Financial Officer.

About Paysign, Inc.

Paysign, Inc., (NASDAQ: PAYS), is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Paysign conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. Paysign’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. Paysign’s customizable solutions offer significant cost savings while improving brand recognition and customer loyalty. For over 15 years healthcare companies, major pharmaceutical companies, multinationals, prestigious universities, and social media companies have relied on Paysign to provide state of the art prepaid payment programs tailored to their unique requirements. Paysign is a registered trademark of Paysign, Inc. in the United States and other countries. For more information visit us at paysign.com, or follow us on Facebook, Twitter, and LinkedIn.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. All statements, other than statements of fact, included in this release, are forward-looking statements. Such forward-looking statements include, among others, the company’s belief in its ability to ensure continuity during the COVID-19 outbreak; that the company remains enthusiastic about the long term trajectory of the company; that the company expects continued growth in both revenue and net income in 2020; that the company does not anticipate a decline in the demand for pharmaceutical patient affordability products; that the company expects to see continued revenue and earnings growth; and that the company expects similar gross margins to 2019. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; identified material weaknesses in our internal control over financial reporting which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner; that a downturn in the economy, including as a result of COVID-19, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability, and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2019. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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PAYSIGN, INC.

FORMERLY KNOWN AS 3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR YEARS ENDED December 31, 2019 AND 2018

(Audited)

	For the years ended December 31,
	2019	2018

Revenue
Plasma industry	$26,994,929	$23,031,823
Pharma industry	7,372,990	366,442
Other	298,734	25,410
	$34,666,653	$23,423,675

Cost of revenues	15,425,178	12,026,452

Gross profit	19,241,475	11,397,223

Operating expense
Selling, general and administrative	11,656,681	7,835,074
Depreciation and amortization	1,483,140	1,089,521

Total operating expenses	13,139,821	8,924,595

Income from operations	6,101,654	2,472,628

Other income/(expense)
Other (expense)	–	(31,125)
Interest income	441,116	139,738
Total other income/(expense)	441,116	108,613

Income before income tax benefit	6,542,770	2,581,241
Income tax benefit	(909,976)	–

Net income	7,452,746	2,581,241

Net loss attributable to noncontrolling interest	1,573	6,813

Net income attributable to Paysign, Inc.	$7,454,319	$2,588,054

Net income per common share - basic	$0.16	$0.06
Net income per common share - fully diluted	$0.14	$0.05

Weighted average common shares outstanding - basic	47,436,754	45,449,254
Weighted average common shares outstanding - fully diluted	54,550,369	51,986,505

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PAYSIGN, INC.

FORMERLY KNOWN AS 3PEA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 and DECEMBER 31, 2018

	December 31,
	2019	2018
	(Audited)	(Audited)
ASSETS

Current Assets
Cash	$9,663,746	$5,615,073
Restricted cash	35,908,559	26,050,668
Accounts receivable	891,936	337,303
Prepaid expenses and other assets	1,413,208	1,167,737
Total current assets	47,877,449	33,170,781

Fixed assets, net	937,185	883,490
Intangible assets, net	3,816,232	2,115,933
Deferred tax asset	917,480	7,504

Total assets	$53,548,346	$36,177,708

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,523,604	$1,327,497
Customer card funding	32,723,227	25,960,974
Total current liabilities	34,246,831	27,288,471

Total liabilities	34,246,831	27,288,471

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized,
48,577,712 and 46,440,765 issued at December 31, 2019 and
December 31, 2018, respectively	48,578	46,441
Additional paid-in-capital	11,577,539	8,620,144
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Retained earnings	8,088,485	579,582
Total Paysign, Inc.'s stockholders' equity	19,564,602	9,096,167
Noncontrolling interest	(263,087)	(206,930)
Total stockholders' equity	19,301,515	8,889,237

Total liabilities and stockholders' equity	$53,548,346	$36,177,708

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that excludes the following cash and non-cash items – interest, taxes, stock-based compensation, amortization and depreciation. We believe these non-GAAP measures help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

PAYSIGN, INC.

FORMERLY KNOWN AS 3PEA INTERNATIONAL, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

FOR YEAR ENDED DECEMBER 31, 2019 AND 2018

(Audited)

	For the years ended December 31,
	2019	2018
Net income attributable to Paysign, Inc.	$7,454,319	$2,588,054
Income tax benefit	(909,976)	–
Interest income	(441,116)	(139,738)
Depreciation and amortization	1,483,140	1,089,521
EBITDA	7,586,367	3,537,837
Stock-based compensation	2,528,613	1,366,944
Adjusted EBITDA	$10,114,980	$4,904,781

Non-GAAP EPS - basic	$0.21	$0.11
Non-GAAP EPS - fully diluted	$0.19	$0.09

Contacts

Paysign, Inc.
Jim McCroy, 1-702-749-7269
Investor Relations
ir@Paysign.com
www.Paysign.com

Source: Paysign, Inc.

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